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                                                                   EXHIBIT 11.1

             STATEMENT OF COMPUTATION OF EARNINGS (LOSS) PER SHARE

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
                                                                      1996
                                                         1996      AS ADJUSTED
                                                      -----------  -----------
Pro forma net loss(1)................................ $(6,156,000) $(6,156,000)
  Plus interest on debt repaid with proceeds from
   offering(2).......................................         --     1,087,000
                                                      -----------  -----------
Pro forma net loss as adjusted....................... $(6,156,000) $(5,069,000)
                                                      ===========  ===========
Shares:
  Weighted average number of shares outstanding......   3,243,392    3,243,392
  Dilutive effect of options to be issued(3).........     380,847      380,847
  Shares issued in the Offering used to repay
   outstanding debt(4)...............................         --     1,728,603
                                                      -----------  -----------
  Total shares used in computing pro forma net loss
   per share.........................................   3,624,239    5,352,842
                                                      ===========  ===========
Pro forma net loss per share (primary & fully
 dilutive)........................................... $     (1.70) $     (0.95)
                                                      ===========  ===========
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(1) Computed on a stand alone basis, without allocation of income tax benefit from BF Goodrich.
(2) Reflects elimination of historically incurred interest expense related to debt to be repaid with proceeds from the offering.
(3) Reflects the shares of Common Stock issuable to employees related to exercisable options (at exercise prices substantially less than the offering price) that will be outstanding with the closing of the offering under the Equity Appreciation Plan, less shares assumed to be repurchased using the treasury stock method.

(4) Reflects that number of shares to be offered, the net proceeds from which are necessary to fund debt repayments (assuming such shares are sold at an offering price of $10 per share).